Exhibit 99.1

Boston Omaha Corporation Announces Date for 2025 Annual Meeting of Stockholders

Omaha, Nebraska (Business Wire)                                               June 20, 2025

Boston Omaha Corporation (NYSE: BOC) (the “Company”) announced today that the date of its 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) will be August 25, 2025. The meeting will be held at The Salvation Army Omaha Kroc Center – Joyce Mammel Assembly Hall, 2825 Y Street, Omaha, NE 68107. The formal portion of the 2025 Annual Meeting will commence at 10:00 a.m. Central Time and will be held in person with no remote streaming.

As the 2025 Annual Meeting will be held within 30 days from the anniversary date of the Company's 2024 Annual Meeting, the deadlines set forth in the Company's definitive proxy statement filed with the U.S. Securities and Exchange Commission (the "SEC") on August 2, 2024 remain in effect for stockholder proposals and director nominations.

If you plan to attend this year’s meeting, please RSVP at our event page: Boston Omaha 2025 Annual Shareholder Meeting

Boston Omaha Corporation

Boston Omaha Corporation is a public holding company with four majority owned businesses engaged in outdoor advertising, broadband telecommunications services, surety insurance and asset management.

Our investor relations website, investor.bostonomaha.com, serves as a comprehensive resource for investors. We strongly encourage its use for easy access to information about the Company. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, corporate governance information, and select press releases, which may contain material information about us, and you may subscribe to be notified of new information posted to this site.

Boston Omaha Corporation

Josh Weisenburger, 402-210-2633

contact@bostonomaha.com